Exhibit 4.2

AMENDMENT AND ASSIGNMENT TO WARRANT AGREEMENT

This Amendment and Assignment (this “Amendment and Assignment”) is made as of August 21, 2020, but shall be effective as of the Effective Time (as defined herein), by and among Pure Acquisition Corp., a Delaware corporation (the “Company”), Continental Stock Transfer & Trust Company, a New York Corporation (the “Warrant Agent”), and HighPeak Energy, Inc., a Delaware corporation (“HighPeak Energy”), and constitutes an amendment to that certain Warrant Agreement, dated as of April 12, 2018 (the “Existing Warrant Agreement”), by and between the Company and the Warrant Agent. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Existing Warrant Agreement.

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend, subject to certain conditions provided therein, the Existing Warrant Agreement without the consent of any Registered Holder;

WHEREAS, the Company, HighPeak Energy, and certain affiliates have entered into a Business Combination Agreement (as amended on June 12, 2020, July 1, 2020 and July 24, 2020 and as may be further amended from time to time, the “Business Combination Agreement”), (i) pursuant to which, among other things, upon the closing of the Company’s initial business combination (the “Business Combination Closing”) the Company’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”) will be converted into the right to receive, on a per share basis, (a) one share of Common Stock, par value $0.0001 per share (the “HighPeak Common Stock”) of HighPeak Energy (and cash in lieu of fractional shares, if any), (b) a cash amount equal to the amount, if any, by which the per-share redemption value of the Class A Common Stock at the Business Combination Closing exceeds $10.00 per share, (c) one contingent value right (subject to the terms of a Contingent Value Rights Agreement in substantially the form attached as Exhibit J to the Business Combination Agreement) and (d) one Warrant (having the terms of a Public Warrant), with each Warrant entitling the holder to purchase one share of HighPeak Common Stock at a price of $11.50 per share, subject to adjustment, and (i) which provided for, among other things, the execution by the Company and HighPeak Energy of an assignment in which the Company assigns to HighPeak Energy, and HighPeak Energy assumes, the rights and obligations of the Company under the Existing Warrant Agreement;

WHEREAS, HighPeak Energy has agreed to provide warrants to investors participating in a private issuance and sale of up to 15,000,000 units of securities, with each such unit including, among other things, one share of HighPeak Common Stock and one whole warrant to purchase HighPeak Common Stock, pursuant to the terms of an Amended & Restated Forward Purchase Agreement (the “Forward Purchase Agreement” and, the warrants issuable thereunder, the “Forward Purchase Warrants”), to be executed in substantially the form attached as Exhibit E to the Business Combination Agreement;

WHEREAS, the parties hereto desire to amend the Existing Warrant Agreement for the purpose of, among other things, (i) providing all holders of Warrants with the option to exercise such Warrants on a “cashless basis,” (ii) removing the Company’s option to redeem the Warrants and (iii) clarifying the applicability of Section 9.3 regarding the laws applicable to the Existing Warrant Agreement, this Amendment and Assignment and the Warrants; and

WHEREAS, the parties hereto have determined that such amendment is necessary and desirable and will not adversely affect the interest of the Registered Holders or require the consent of the Registered Holders.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend and assign the Existing Warrant Agreement as set forth herein.

1.     Amendment of Existing Warrant Agreement. The Existing Warrant Agreement shall, as of the Effective Time, be amended as follows, without any further action required by any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, government or department or agency thereof or any other entity (a “Person”):

(a)     For the avoidance of doubt, except to the extent that the context otherwise requires, references in this Agreement (other than in the recitals hereto) to (a) the “Company,” (b) ”Common Stock,” (c) the “Forward Purchase Agreement,” (d) ”Forward Purchase Warrants,” (e) ”Forward Purchaser” and (f) ”Warrants” shall be references to, respectively, (u) HighPeak Energy, Inc., a Delaware corporation, (v) Common Stock, par value $0.0001 per share, of said HighPeak Energy, Inc., (w) that certain Amended & Restated Forward Purchase Agreement by and between said HighPeak Energy, Inc., and each party designated as a “Purchaser” thereunder, (x) warrants issued pursuant to said Amended & Restated Forward Purchase Agreement, (y) a Person who purchases warrants pursuant to said Amended & Restated Forward Purchase Agreement and (z) said warrants, together with the Private Placement Warrants and the Public Warrants. Notwithstanding anything to the contrary contained herein, Warrant Certificates may differ from the form thereof attached as Exhibit A hereto to reflect the foregoing and to otherwise be consistent with the provisions of this Agreement. In the event of any conflict between the provisions of this Agreement and any Warrant Certificate, the provisions of this Agreement shall control.

(b)     The first, second and fourth recitals of the Existing Warrant Agreement shall be amended and restated in their entirety as follows, respectively:

WHEREAS, on April 12, 2018, the Company entered into that certain Private Placement Warrants Purchase Agreement with HighPeak Pure Acquisition, LLC, a Delaware limited liability company (the “Sponsor”), pursuant to which the Sponsor will purchase an aggregate of 9,200,000 warrants (or up to 10,280,000 warrants if the Over-allotment Option (as defined below) in connection with the Offering (as defined below) is exercised in full) simultaneously with the closing of the Offering (and the closing of the Over-allotment Option, if applicable) bearing the legend set forth in Exhibit B hereto (together with any other warrants (other than Forward Purchase Warrants) issued by the Company in connection with the Company’s initial Business Combination (as defined below) that are not subject to an effective registration statement at the time of issuance, the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant; and

WHEREAS, the Company is engaged in an initial public offering (the “Offering”) of units of the Company’s equity securities, each such unit comprised of one share of Common Stock (as defined below) and one-half of one Public Warrant (as defined below) (the “Units”) and, in connection therewith, has determined to issue and deliver up to 18,000,000 warrants (including up to 2,700,000 warrants subject to the Over-allotment Option) to public investors in the Offering (together with any other warrants (other than Forward Purchase Warrants) issued by the Company in connection with the Company’s initial Business Combination that are subject to an effective registration statement at the time of issuance, the “Public Warrants”); and

WHEREAS, the Company has entered into an Amended & Restated Forward Purchase Agreement (the “Forward Purchase Agreement”), with HighPeak Energy, Inc., a Delaware corporation (“HighPeak Energy”), the purchasers thereunder that are party thereto from time to time (the “Forward Purchasers”) and HighPeak Energy Partners, LP, a Delaware limited partnership (“HighPeak”), pursuant to which the Forward Purchasers will purchase up to 15,000,000 units, each such unit consisting of one share of Common Stock, one CVR (as defined therein) and one warrant to purchase one share of Common Stock (the “Forward Purchase Warrants” and, together with the Private Placement Warrants and the Public Warrants, the “Warrants”) for $10.00 per unit in a private placement transaction to occur at or prior to the closing of the Company’s initial Business Combination. Each whole Warrant entitles the holder thereof to purchase one share of Class A common stock of the Company, par value $0.0001 per share (“Common Stock”), for $11.50 per share, subject to adjustment as described herein, including the adjustment that the Warrants will automatically represent the right to purchase shares of HighPeak Energy common stock, par value $0.0001 per share, in lieu of Common Stock, at the time of the initial Business Combination on the same terms and conditions set forth herein. The Forward Purchase Warrants will bear the legend set forth in Exhibit C hereto; and

(c)     Section 2.6.1 of the Existing Warrant Agreement shall be amended and restated in its entirety as follows:

“Each of the Private Placement Warrants and the Forward Purchase Warrants shall be identical to the Public Warrants in all respects, including with respect to the transfer thereof and the listing thereof on any national securities exchange.”

(d)     Section 3.2 of the Existing Warrant Agreement shall be amended and restated in its entirety as follows:

“Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the date that is thirty (30) days after the completion of the Merger and the Business Combination (as such terms are defined in that certain Business Combination Agreement, dated as of May 4, 2020 (as amended, restated, supplemented or otherwise modified from time to time), among (i) Pure Acquisition Corp., a Delaware corporation, (ii) the Company, (iii) Pure Acquisition Merger Sub, Inc., (iv) HighPeak Energy, LP, a Delaware limited partnership, (v) HighPeak Energy II, LP, a Delaware limited partnership, (vi) HighPeak Energy III, LP, a Delaware limited partnership, (vii) HPK Energy, LLC, a Delaware limited liability company, and (viii) solely for the limited purposes specified therein, HighPeak Energy Management, LLC, a Delaware limited liability company (a “Business Combination”)), and terminating at 5:00 p.m., New York City time on the date that is five (5) years after the completion of such Business Combination (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below with respect to an effective registration statement. Each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants and, provided further any such extension shall be identical in duration among all the Warrants.”

(e)     Section 3.3.1(b) of the Existing Warrant Agreement shall be amended and restated in its entirety as follows:

“[Reserved.]”

(f)     Section 3.3.1(c) of the Existing Warrant Agreement shall be amended and restated in its entirety as follows:

“at the option of the holder of any Warrant(s) (except in the circumstances described in Section 7.4.2), by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the “Fair Market Value,” as defined in this subsection 3.3.1(c), over the Warrant Price by (y) the Fair Market Value. Solely for purposes of this subsection 3.3.1(c), the “Fair Market Value” shall mean the average reported last sale price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which notice of exercise of the Warrant is sent to the Warrant Agent; or”

(g)     Section 3.3.2 of the Existing Warrant Agreement shall be amended and restated in its entirety as follows:

“As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if payment is pursuant to subsection 3.3.1(a)), the Company shall issue to the Registered Holder of such Warrant a book-entry position or certificate, as applicable, for the number of full shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of shares of Common Stock as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless either (x) a registration statement under the Securities Act with respect to the shares of Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations under Section 7.4, or (y) the delivery of shares of Common Stock may then be made in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act (or any successor provision). No Warrant shall be exercisable and the Company shall not be obligated to issue shares of Common Stock upon exercise of a Warrant unless the Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the Registered Holder of the Warrants. In the event the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant shall not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless, in which case the purchaser of a Unit containing such Public Warrants shall have paid the full purchase price for the Unit solely for the shares of Common Stock underlying such Unit. In no event will the Company be required to net cash settle any Warrants. The Company may require holders of Public Warrants to settle the Warrant on a “cashless basis” pursuant to Section 7.4. If, by reason of any exercise of warrants on a “cashless basis”, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share of Common Stock, the Company shall round down to the nearest whole number, the number of shares of Common Stock to be issued to such holder.”

(h)     Section 6 of the Existing Warrant Agreement shall be amended and restated in its entirety as follows:

“[Reserved.]”

(i)     Section 7.4 of the Existing Warrant Agreement shall be amended and restated in its entirety as follows:

“7.4	Registration of Common Stock; Cashless Exercise at Company’s Option.

7.4.1     Registration of the Common Stock. The Company agrees as soon as practicable, but in no event later than fifteen (15) Business Days after the closing of its initial Business Combination, it shall use its best efforts to file with the Commission a registration statement for the registration, under the Securities Act, of the issuance of shares of Common Stock issuable upon exercise of the Warrants and to use its best efforts to cause the same to become effective; provided, however, that the Company’s obligations pursuant to this sentence shall be deemed satisfied, with respect to any shares of Common Stock issuable upon exercise of the Warrants, to the extent the issuance of such shares shall have been registered on the effective Registration Statement on Form S-4 and Form S-1 relating to the Business Combination. The Company shall use its best efforts to maintain the effectiveness of such registration statement (including, if applicable, such Registration Statement on Form S-4 and Form S-1), and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of this Agreement (except as provided in subsection 7.4.2). The Company shall use its best efforts to effect and maintain any registration or qualification, or the perfection of any exemption therefrom, under the securities laws of such state or states as may be reasonably requested by a Registered Holder of Warrants.

7.4.2     Cashless Exercise at Company’s Option. If the Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act (or any successor rule), the Company may, at its option, (i) require holders of Warrants who exercise Warrants to exercise such Warrants on a “cashless basis,” by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act or another exemption) for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the “Fair Market Value” (as defined below) over the exercise price of the Warrants by (y) the Fair Market Value, and (i) in the event the Company so elects, the Company shall (x) not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the Common Stock issuable upon exercise of the Warrants, notwithstanding anything in this Agreement to the contrary, and (y) use its best efforts to register or qualify the Common Stock issuable upon exercise of the Warrant under the blue sky laws of the state of residence of the exercising Warrant holder to the extent an exemption is not available. Solely for purposes of this subsection 7.4.2, “Fair Market Value” shall mean the volume weighted average price of the shares of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of such Warrants or its securities broker or intermediary. The date that notice of “cashless exercise” is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. In connection with the “cashless exercise” of a Warrant, the Company shall, upon request, provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Warrants on a “cashless basis” in accordance with this subsection 7.4.2 is not required to be registered under the Securities Act and (ii) the shares of Common Stock issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act) of the Company and, accordingly, shall not be required to bear a restrictive legend.”

(j)     Section 9.3 of the Exiting Warrant Agreement shall be amended to add the following as the concluding sentence:

“Notwithstanding the foregoing, this Section 9.3 shall not apply to claims or actions arising out of either of the Securities Act or the Exchange Act.”

(k)     The provisions of the second and third paragraphs of the “Election to Purchase” included in Exhibit A of the Existing Warrant Agreement shall be amended and restated in their entirety as follows:

“In the event the Warrant is to be exercised on a “cashless” basis pursuant to subsection 3.3.1(c) of the Warrant Agreement, the number of shares of Common Stock this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) of the Warrant Agreement.”

2.     Assignment of Existing Warrant Agreement. Effective as of the Effective Time, the Company hereby assigns all of its rights and obligations under the Existing Warrant Agreement, as amended by this Amendment and Assignment, to HighPeak Energy, and HighPeak Energy hereby assumes all such rights and obligations, in each case, without any further action required by any Person. For the avoidance of doubt, effective as of the Effective Time and without any further action required by any Person, the Warrants referred to in the Existing Warrant Agreement, as amended by this Amendment and Assignment, shall refer to Warrants of HighPeak Energy in lieu of Warrants of the Company and shall be exercisable for HighPeak Common Stock in lieu of Class A Common Stock of the Company. The Company (including its successors) hereby undertakes to cause HighPeak Energy to perform its obligations under the Warrant Agreement.

3.     Effective Time. This Amendment and Assignment shall automatically become effective, without any further action required by any Person, immediately prior to the Merger Effective Time (as defined in the Business Combination Agreement) (the “Effective Time”), subject to the Merger Effective Time subsequently occurring such that if the Merger Effective Time never occurs, the Effective Time shall not be deemed to have occurred. In the event the Business Combination Agreement is terminated, this Amendment and Assignment shall immediately and automatically terminate and become null and void, without any further action required by any Person.

4.     Miscellaneous Provisions.

4.1     Severability. This Amendment and Assignment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment and Assignment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment and Assignment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

4.2     Applicable Law. The validity, interpretation, and performance of this Amendment and Assignment and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Amendment and Assignment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

4.3     Counterparts. This Amendment and Assignment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

4.4     Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and Assignment and shall not affect the interpretation thereof.

4.5     Entire Agreement. The Existing Warrant Agreement, as modified by this Amendment and Assignment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties has caused this Amendment and Assignment to be duly executed as of the date first above written.

PURE ACQUISITION CORP.

By:	/s/ Steven W. Tholen
Name: Steven W. Tholen
Title: Chief Financial Officer

HIGHPEAK ENERGY, INC.

By:	/s/ Steven W. Tholen
Name: Steven W. Tholen
Title: Chief Financial Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:	/s/ Henry Farrell
Name: Henry Farrell
Title: Vice President

SIGNATURE PAGE TO AMENDMENT AND ASSIGNMENT AGREEMENT